     Exhibit 10.39
EXECUTION COPY
AMENDMENT NO. 4
TO
RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 4 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 10, 2009, is entered into among HBI RECEIVABLES LLC, as seller (“Seller”), HANESBRANDS INC., in its capacity as servicer (in such capacity, the “Servicer”), the Committed Purchasers party hereto, the Conduit Purchasers party hereto, the Managing Agents party hereto, and HSBC SECURITIES (USA) INC. (“HSBC”), as assignee of JPMORGAN CHASE BANK, N.A., as agent (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the “Purchase Agreement” referred to below.
PRELIMINARY STATEMENTS
          A. Reference is made to that certain Receivables Purchase Agreement dated as of November 27, 2007 among Seller, Servicer, the Committed Purchasers, the Conduit Purchasers, the Managing Agents and the Agent (as amended prior to the date hereof and as the same may be further amended, restated, supplemented or modified from time to time, the “Purchase Agreement”).
          B. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to amend certain provisions of the Purchase Agreement upon the terms and conditions set forth herein.
     SECTION 1. Amendment. Subject to the satisfaction of the condition precedent set forth in Section 3 hereof, the parties hereto hereby agree to amend the Purchase Agreement as follows:
     (a) Section 9.1 of the Purchase Agreement is hereby amended to delete paragraph (h) in its entirety and replace it with the following:
               (h) (i) As of the last day of any Fiscal Quarter occurring during any period set forth below, HBI permits the Leverage Ratio to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Each Fiscal Quarter ending between October 16, 2009 and July 15, 2010	4.50:1.00
Each Fiscal Quarter ending between July 16, 2010 and October 15, 2010	4.25:1.00
Each Fiscal Quarter ending between October 16, 2010 and April 15, 2011	4:00:1.00
Each Fiscal Quarter ending April 16, 2011 and thereafter	3.75:1.00

     ; or

                    (ii) As of the last day of any Fiscal Quarter occurring during any period set forth below, HBI permits the Interest Coverage Ratio to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
Each Fiscal Quarter ending between October 16, 2009 and July 15, 2010	2.50:1.00
Each Fiscal Quarter ending between July 16, 2010 and October 15, 2010	2.75:1.00
Each Fiscal Quarter ending between October 16, 2010 and July 15, 2011	3.00:1.00
Each Fiscal Quarter ending July 16, 2011 and thereafter	3.25:1.00
     ; or
     (b) EXHIBIT XII of the Purchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.
     SECTION 2. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to each of the other parties hereto, as to itself that:
     (a) It has all necessary corporate or company power and authority to execute and deliver this Amendment and to perform its obligations under the Purchase Agreement as amended hereby, the execution and delivery of this Amendment and the performance of its obligations under the Purchase Agreement as amended hereby has been duly authorized by all necessary corporate or company action on its part and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (b) On the date hereof, before and after giving effect to this Amendment, (i) no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) the aggregate Purchaser Interests do not exceed 100%.
     SECTION 3. Condition Precedent. This Amendment shall become effective on the first Business Day (the “Effective Date”) on which the Agent or its counsel has received five (5) counterpart signature pages to this Amendment executed by each of the parties hereto.
     SECTION 4. Reference to and Effect on the Transaction Documents.
     (a) Upon the effectiveness of this Amendment, (i) each reference in the Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby, and (ii) each reference to the Purchase Agreement in any other Transaction Document or any other

2

document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby.
     (b) Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.
     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent, any Managing Agent or any Purchaser under the Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.
     SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic format shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
     SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     SECTION 8. Fees and Expenses. Seller hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent, the Managing Agents or Purchasers in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent or Purchasers with respect thereto.

3

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

HBI RECEIVABLES LLC
By:	/s/ Richard D. Moss
	Name:	Richard D. Moss
	Title:	President and Chief Executive Officer

HANESBRANDS INC., as Servicer
By:	/s/ Richard D. Moss
	Name:	Richard D. Moss
	Title:	Senior Vice President and Treasurer

Signature Page
to
Amendment No. 4 to RPA

BRYANT PARK FUNDING LLC, as a Conduit Purchaser
By:	/s/ Damian Perez
	Name:	Damian Perez
	Title:	Vice President

HSBC SECURITIES (USA) Inc., as a Managing Agent and Agent
By:	/s/ Suzanna Baird
	Name:	Suzanna Baird
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Committed Purchaser
By:	/s/ Robert J. Devir
	Name:	Robert J. Devir
	Title:	Managing Director

Signature Page
to
Amendment No. 4 to RPA

MARKET STREET FUNDING LLC, as a Conduit Purchaser

By:	/s/ Doris J. Hearn
	Name:	Doris J. Hearn
	Title:	Vice President

PNC BANK, N.A., as a Committed Purchaser and as a Managing Agent
By:	/s/ William P. Falcon
	Name:	William P. Falcon
	Title:	Vice President

Signature Page
to
Amendment No. 4 to RPA

EXHIBIT A
EXHIBIT XII
FINANCIAL COVENANT DEFINITIONS
          “2016 Senior Notes” means the $500,000,000 8.00% senior unsecured notes due December 15, 2016 issued by HBI.
          “Administrative Agent” means the Administrative Agent under the Credit Agreement.
          “Business Day” has the meaning set forth in the Credit Agreement.
          “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Restatement Effective Date; provided however, any shares, interests, participations or other equivalents required to be issued in connection with convertible debt shall not be considered “Capital Securities” until issued.
          “Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, should be classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty; provided, however, any changes to the treatment or reclassification of operating leases under GAAP or the interpretation of GAAP that would cause operating leases to be considered capitalized leases under GAAP shall be ignored as if such treatment or reclassification had never occurred and, for the avoidance of doubt, operating leases shall not be considered Capitalized Lease Liabilities hereunder.
          “Commercial Letter of Credit” has the meaning set forth in the Credit Agreement.
          “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
          “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 10, 2009, among HBI, the lenders from time to time party thereto, the administrative agent party thereto, the collateral agent party thereto and the other agents party thereto, as in effect on the date hereof.

          “Credit Extension” means, as the context may require,
               (a) the making of a Loan by a Lender; or
               (b) the issuance of any Letter of Credit, any amendment to or modification of any Letter of Credit that increases the face amount thereof, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.
          “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of HBI’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person in a single transaction or series of transactions other than (i) to another Obligor, (ii) by a Foreign Subsidiary to any other Foreign Subsidiary, (iii) by a Receivables Subsidiary to any other Person or (iv) customary derivatives issued in connection with the issuance of convertible debt.
          “Dollar” and the sign “$” mean lawful money of the United States.
          “EBITDA” means, for any applicable period, the sum of
(a)	Net Income, plus
(b)	to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization (including amortization of goodwill and other intangible assets), (ii) federal, state, local and foreign income withholding, franchise, state single business unitary and similar Tax expense, (iii) Interest Expense, (iv) depreciation of assets, (v) all non-cash charges, including all non-cash charges associated with announced restructurings, whether announced previously or in the future (such non-cash restructuring charges being “Non-Cash Restructuring Charges”), (vi) net cash charges associated with or related to any contemplated restructurings (such cost restructuring charges being “Cash Restructuring Charges”) in an aggregate amount not to exceed $120,000,000 since September 5, 2006, (vii) all amounts in respect of extraordinary losses, (viii) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), (ix) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, cash charges in respect of strategic market reviews, management bonuses and early retirement of Indebtedness, and related out-of-pocket expenses incurred by HBI or any of its Subsidiaries as a result of the Transaction, including fees and expenses in connection with the issuance, redemption or exchange of the 2016 Senior Notes, all determined in accordance with GAAP, (x) non-cash or unrealized losses on agreements with respect to Hedging Obligations and (xi) to the extent non-recurring and not capitalized, any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related costs and expenses of HBI and its Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Restricted Payments, Dispositions permitted under the Credit Agreement and the issuance of Capital Securities or Indebtedness permitted under the Credit Agreement, all determined in accordance with GAAP and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition or Dispositions, (xii) losses on agreements with respect to Hedging Obligations and any related tax losses and any costs, fees, and expenses related to the termination thereof, in each case incurred in connection with or as a result of the Transaction, (xiii) to the extent the related loss is not added back pursuant to clause (c), all proceeds of business interruption insurance policies, (xiv) expenses incurred by HBI or any Subsidiary to the extent reimbursed in cash by a third party, and (xv) extraordinary, unusual or non-recurring cash charges not to exceed $10,000,000 in any Fiscal Year, minus

(c)	to the extent included in determining such Net Income, the sum of (i) all amounts in respect of extraordinary gains, (ii) non-cash gains on agreements with respect to Hedging Obligations, (iii) reversals (in whole or in part) of any restructuring charges previously treated as Non-Cash Restructuring Charges in any prior period, (iv) gains on agreements with respect to Hedging Obligations and any related tax gains, in each case incurred in connection with or as a result of the Transaction and (v) non-cash items increasing such Net Income for such period, other than (A) the accrual of revenue consistent with past practice and (B) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase EBITDA in a prior period.
          “EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.
          “EMU Legislation” means legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.
          “Euros” means the single currency of Participating Member States of the European Union.
          “Fiscal Quarter” means a quarter ending on the Saturday nearest to the last day of March, June, September or December.
          “Fiscal Year” means any period of fifty-two or fifty-three consecutive calendar weeks ending on the Saturday nearest to December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to December 31 of such calendar year.
          “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary or a Receivables Subsidiary.

          “GAAP” has the meaning set forth in the Credit Agreement.
          “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “HBI” means Hanesbrands Inc., a Maryland corporation.
          “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under foreign exchange contracts, commodity hedging agreements, currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.
          “Indebtedness” of any Person means, (i) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (ii) all monetary obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person, (iii) all Capitalized Lease Liabilities of such Person, (iv) for purposes of Section 8.1.5 of the Credit Agreement only, net Hedging Obligations of such Person, (v) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), (vi) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that in the event such indebtedness is limited in recourse solely to the property subject to such Lien, for the purposes of this Exhibit the amount of such indebtedness shall not exceed the greater of the book value or the fair market value (as determined in good faith by HBI’s board of directors) of the property subject to such Lien), (vii) monetary obligations arising under Synthetic Leases, (viii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts and other than in connection with any Permitted Securitization or any Permitted Factoring Facility, (ix) all obligations (other than intercompany obligations) of such Person pursuant to any Permitted Securitization (other than Standard Securitization Undertakings) or any Permitted Factoring Facility, and (x) all Contingent Liabilities of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore.

          “Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:
(a)	EBITDA (for all such Fiscal Quarters)
to
(b)	the sum (for all such Fiscal Quarters) of Interest Expense.
          “Interest Expense” means, for any applicable period, the aggregate interest expense (both, without duplication, when accrued or paid and net of interest income paid during such period to HBI and its Subsidiaries) of HBI and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense; provided that the term “Interest Expense” shall not include any interest expense attributable to a Permitted Factoring Facility.
          “Investment” means, relative to any Person, (i) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, and (ii) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
          “Issuer” has the meaning set forth in the Credit Agreement.
          “Lenders” means the various financial institutions and other Persons from time to time party to the Credit Agreement.
          “Letter of Credit” has the meaning set forth in the Credit Agreement.
          “Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
          “Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of
(a)	Total Debt outstanding on the last day of such Fiscal Quarter to
(b)	EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.
          “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

v

          “Loan Documents” has the meaning set forth in the Credit Agreement.
          “Loans” has the meaning set forth in the Credit Agreement.
          “Net Income” means, for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of HBI and its Subsidiaries for such period.
          “Non-Cash Restructuring Charges” is defined in the definition of “EBITDA”.
          “Obligor” has the meaning set forth in the Credit Agreement.
          “Open Account Paying Agreement” has the meaning set forth in the Credit Agreement.
          “Participating Member State” means each country so described in any EMU Legislation.
          “Permitted Acquisition” has the meaning set forth in the Credit Agreement.
          “Permitted Factoring Facility” has the meaning set forth in the Credit Agreement.
          “Permitted Securitization” has the meaning set forth in the Credit Agreement.
          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
          “Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the UCC and any supporting obligations.
          “Receivables Subsidiary” has the meaning set forth in the Credit Agreement.
          “Reimbursement Obligation” has the meaning set forth in the Credit Agreement.
          “Restatement Effective Date” means December 10, 2009.
          “Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of HBI or any Subsidiary (excluding a Receivables Subsidiary)) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of

HBI or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of HBI or any Subsidiary or otherwise; provided, however, that any conversion feature of convertible debt shall not be considered a “Restricted Payment”.
          “Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by HBI or any Subsidiary which are reasonably customary in a securitization of Receivables.
          “Stated Expiry Date” has the meaning set forth in the Credit Agreement.
          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of HBI (other than a Receivables Subsidiary).
          “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is not a capital lease in accordance with GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
          “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
          “Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of HBI and its Subsidiaries of the type referred to in clause (i) of the definition of “Indebtedness”, clause (ii) of the definition of “Indebtedness”, clause (iii) of the definition of “Indebtedness”, clause (vii) of the definition of “Indebtedness” and clause (ix) of the definition of “Indebtedness”, in each case exclusive of (a) intercompany Indebtedness between HBI and its Subsidiaries, (b) any Contingent Liability in respect of any of the foregoing, (c) any Permitted Factoring Facility, (d) any Commercial Letter of Credit, (e) any Letter of Credit or other credit support relating to the termination of agreements with respect to Hedging Obligations, in each case under this clause (e), incurred in connection with or as a result of the Transaction and (f) any Open Account Paying Agreements.
          “Transaction” has the meaning set forth in the Credit Agreement.
          “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht, the Kingdom of Netherlands, on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

          “UCC” has the meaning set forth in the Credit Agreement.
          “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
          “U.S. Subsidiary” means any Subsidiary (other than a Receivables Subsidiary) that is incorporated or organized under the laws of the United States.
          “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.